Exhibit 99.1

NEWS RELEASE

Contacts:

Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors) dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Fourth Quarter and 2012 Results; Posts Strong Year-Over-Year Improvement in Segment Performance

•	Revenues were $1.82 billion for the fourth quarter and $6.71 billion for 2012

•	Segment operating margin was 7.7 percent for the fourth quarter and 6.8 percent for 2012

•	Total operating margin was 5.8 percent for the fourth quarter and 5.3 percent for 2012

•	Diluted earnings per share was $0.98 for the quarter and $2.91 for 2012

•	Cash and cash equivalents were $1.1 billion at year-end

NEWPORT NEWS, Va. (Feb. 27, 2013) – Huntington Ingalls Industries (NYSE: HII) reported fourth quarter 2012 revenues of $1.82 billion, up 5.1 percent from the same period last year. Segment operating income for the fourth quarter was $140 million, compared to $127 million in the same period last year. Total operating income for the fourth quarter was $106 million, compared to $121 million in the same period last year. Pension-adjusted total operating income for the fourth quarter was $131 million, or 7.2 percent of revenue, compared to $118 million, or 6.8 percent of revenue in the comparable period of 2011, which excludes the $10 million non-cash goodwill impairment finalization adjustment. The increase was primarily attributable to improved segment operating performance at Ingalls.

Fourth quarter diluted earnings per share was $0.98, compared to diluted earnings per share of $1.35 in the same period of 2011. Fourth quarter pension-adjusted diluted earnings per share was $1.30, compared to $1.25 in the comparable period of 2011.

For the year, revenues were $6.71 billion, an increase of 2.0 percent over 2011. Segment operating income for the year was $457 million, compared to $122 million in 2011. Total operating income for the year was $358 million, compared to $100 million in 2011. Pension-adjusted total operating income for the year was $438 million, or 6.5 percent of revenue, compared to $413 million, or 6.3 percent of revenue in 2011, which excludes the impact of a $290 million non-cash goodwill impairment charge in 2011.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Diluted earnings per share was $2.91 in 2012, compared to a loss of $2.05 in 2011. Pension-adjusted diluted earnings per share was $3.95 in 2012 compared to $4.15 in 2011.

Cash provided by operating activities in the fourth quarter of 2012 was $373 million, a decrease of $101 million from the same period last year, and for the year was $332 million, a decrease of $196 million from 2011. Cash flows in 2012 were impacted by increased pension contributions.

New business awards for 2012 were approximately $6 billion, of which $1 billion was awarded in the fourth quarter, bringing total backlog to $15.5 billion as of Dec. 31, 2012. Significant awards in 2012 included contracts for detail design and construction of LHA-7 Tripoli and LPD-27 (unnamed), planning efforts for the CVN-72 USS Abraham Lincoln refueling and complex overhaul (RCOH), and continued long-lead time procurement and construction preparation for CVN-79 John F. Kennedy.

“Since we were spun off as an independent, publicly traded company, we have been focused on execution, retiring risk and driving improved performance and margins at Ingalls Shipbuilding while improving performance and maintaining stability at Newport News Shipbuilding,” said Mike Petters, HII’s president and chief executive officer. “I am pleased to say that we made significant progress in these areas in 2012 and continue on the path to achieving 9-plus percent operating margins by 2015.”

Fourth Quarter and 2012 Highlights

	Three Months Ended			Year Ended
	December 31,			December 31,
(In millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change
Revenues	$1,823	$1,735	5.1%	$6,708	$6,575	2.0%
Total segment operating income	140	127	10.2%	457	122	274.6%
Segment operating margin %	7.7%	7.3%	36 bps	6.8%	1.9%	496 bps
Adjusted segment operating income[1]	140	117	19.7%	457	412	10.9%
Adjusted segment operating margin %[1]	7.7%	6.7%	94 bps	6.8%	6.3%	55 bps
Total operating income	106	121	(12.4%)	358	100	258.0%
Operating margin %	5.8%	7.0%	(116 bps )	5.3%	1.5%	382 bps
Pension-adjusted total operating income[2]	131	118	11.0%	438	413	6.1%
Pension-adjusted operating margin %[2]	7.2%	6.8%	38 bps	6.5%	6.3%	25 bps
Net earnings (loss)	50	67	(25.4%)	146	(100)	246.0%
Diluted earnings (loss) per share	$0.98	$1.35	(27.4%)	$2.91	$(2.05)	242.0%
Pension-adjusted diluted earnings per share[2]	$1.30	$1.25	4.0%	$3.95	$4.15	(4.8%)
Weighted average diluted shares outstanding	50.8	49.7		50.1	48.8

[1]	Non-GAAP metrics that exclude the impact of the non-cash goodwill impairment in 2011. See Exhibit B for reconciliation.
[2]	Non-GAAP metrics that exclude the FAS/CAS Adjustment and the non-cash goodwill impairment. See Exhibit B for reconciliation.

Fourth quarter 2012 revenues increased $88 million and full year revenues increased $133 million from the comparable periods in 2011. Adjusted segment operating income in the fourth quarter increased $23 million, or 19.7 percent to $140 million. Adjusted segment operating margin for 2012 expanded 55 basis points to 6.8 percent, compared to 6.3 percent in 2011.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Operating Segment Results

Ingalls Shipbuilding

	Three Months Ended			Year Ended
	December 31,			December 31,
(In millions)	2012	2011	% Change	2012	2011	% Change
Revenues	$722	$676	6.8%	$2,840	$2,885	(1.6%)
Operating income (loss)	38	25	52.0%	97	(220)	144.1%
Operating margin %	5.3%	3.7%	156 bps	3.4%	nm
Adjusted operating income[1]	38	15	153.3%	97	70	38.6%
Adjusted operating margin %[1]	5.3%	2.2%	304 bps	3.4%	2.4%	99 bps

[1]	Non-GAAP metrics that exclude the non-cash goodwill impairment in 2011. See Exhibit B for reconciliation.

Ingalls revenues for the fourth quarter increased $46 million, or 6.8 percent from the same period in 2011, driven by an increase in amphibious assault programs. The increase in amphibious assault programs for the fourth quarter was attributable to higher sales on LHA-7 Tripoli, partially offset by lower sales following deliveries of LPD-23 Anchorage in the third quarter of 2012 and LPD-22 USS San Diego in the fourth quarter of 2011. For the full year, Ingalls revenues decreased by $45 million, or 1.6 percent, due to lower sales volume in amphibious assault programs, partially offset by higher sales volume in the Legend-class NSC program. The decrease in amphibious assault program revenues was due to lower sales following the deliveries of LPD-23 Anchorage and LPD-24 Arlington in 2012 and following the delivery of LPD-22 USS San Diego in 2011, partially offset by higher sales volume on LHA-7 Tripoli, LPD-27 (unnamed), LPD-26 John P. Murtha and LPD-25 Somerset. The increase in revenues on the Legend-class NSC program was the result of higher sales volume on the construction of NSC-4 Hamilton and NSC-5 Joshua James and the advance procurement contract on NSC-6 (unnamed), partially offset by lower sales following the delivery of NSC-3 USCGC Stratton in 2011. Surface combatants revenues remained stable for 2012 as higher sales on the DDG-51 Arleigh Burke-class destroyer construction program, driven by higher sales on DDG-114 Ralph Johnson, partially offset by lower sales on DDG-110 USS William P. Lawrence delivered in 2011, and higher sales on the DDG-1000 Zumwalt-class destroyer program, were offset by lower revenues in surface combatants support services.

Ingalls operating income for the fourth quarter was $38 million, an increase of $13 million over the same period in 2011. Ingalls adjusted operating income in the fourth quarter increased by $23 million over the same period in 2011. Ingalls operating margin was 5.3 percent for the quarter, an increase of 304 basis points over the same period in 2011 on an adjusted basis. For the year, Ingalls operating income was $97 million, compared to a loss of $220 million in 2011. Ingalls

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

adjusted operating income in 2012 increased by $27 million, or 38.6 percent, over the prior year. The increase in adjusted operating income was primarily the result of improved overall performance and the receipt of $7 million in resolution of a contract dispute with a private party, partially offset by increased workers’ compensation expense.

Key Ingalls program milestones for the quarter:

•	Delivered LPD-24 Arlington, the company’s eighth amphibious transport dock

•	Delivered the composite deckhouse for Zumwalt (DDG-1000)

•	Christened LHA-6 America, the first in a new class of multi-purpose amphibious ships

•	Awarded a $54 million contract for LPD-17 USS San Antonio class life-cycle engineering and support services

Newport News Shipbuilding

	Three Months Ended December 31,				Year Ended December 31,
(In millions)	2012	2011	% Change		2012	2011	% Change
Revenues	$1,122	$1,078	4.1%		$3,940	$3,766	4.6%
Operating income (loss)	102	102	unchg		360	342	5.3%
Operating margin %	9.1%	9.5%	(37 bps	)	9.1%	9.1%	6 bps

Newport News revenues for the fourth quarter increased $44 million, or 4.1 percent, from the same period in 2011. For the full year, Newport News revenues increased by $174 million, or 4.6 percent. For both periods, these increases were primarily driven by higher sales volume in aircraft carrier programs and energy and fleet support services, partially offset by lower sales volume in submarine programs. The increase in aircraft carriers was primarily due to higher revenues on the construction contract for CVN-78 Gerald R. Ford, the advance construction contract for CVN-79 John F. Kennedy, the advance planning contract for the CVN-72 USS Abraham Lincoln RCOH, and the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise extended dry-docking selected restricted availability (EDSRA), partially offset by lower revenues on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and an engineering contract for CVN-78 Gerald R. Ford. Energy services revenues were higher due to maintenance services at the Kesselring site. Fleet support revenues increased due primarily to increased maintenance work on in-service aircraft carriers. The decrease in submarine program revenues was the result of lower sales volume on the SSN-774 Virginia-class submarine construction program due to the timing of procurement of production materials.

Newport News operating income for the fourth quarter was $102 million, unchanged from the same period in 2011. Operating margin for the quarter was 9.1 percent, compared to 9.5 percent in the comparable period in 2011. The reduction was driven primarily by finalization of the non-cash workers’ compensation expense in the fourth quarter of 2012. For the year, Newport News operating income was $360 million, or 9.1 percent of revenue, an increase of $18 million over 2011. The increase in operating income was primarily the result of the increased sales volume

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

described above, favorable performance on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH, and the favorable resolution of outstanding contract changes on the CVN-65 USS Enterprise EDSRA, partially offset by higher workers’ compensation expense.

Key Newport News program milestones for the quarter:

•	Reached 90 percent structural completion of CVN-78 Gerald R. Ford

•	Christened and launched SSN-783 Minnesota, the 10th Virginia-class submarine

•

Awarded a $143 million contract option, under a previously awarded contract, for work on operational and decommissioning U.S. Navy submarines, conversion submarines, special mission submersibles, submarine support facilities and related programs

Additional Information

The company recently identified errors in the valuation of one of its postretirement benefit plans. The errors, which relate to the valuation methodologies associated with the company’s monthly spending cap under the plan, impacted the projected accumulated postretirement benefit obligation in every year since 1999. Corrections to previously issued financial results include decreased net earnings for the three months and year ended Dec. 31, 2011 by $2 million and $6 million, respectively, which have been reflected in this press release. The corrections had no impact on segment operating income or cash flow for any period. The cumulative effects of these errors, which management believes are not material to its previously issued consolidated financial statements, will be corrected in the company’s financial statements included in its Annual Report on Form 10-K for the Fiscal Year ended Dec. 31, 2012 that the company will file with the U.S. Securities and Exchange Commission.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. HII also provides a wide variety of products and services to the commercial energy industry and other government customers, including the Department of Energy. Employing about 37,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EST on Feb. 27. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our future contract costs and perform our contracts effectively; changes in government regulations and procurement processes and our ability to comply with such requirements; our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; risks related to our indebtedness and leverage; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
(in millions, except per share amounts)	2012	2011	2010
Sales and service revenues
Product sales	$5,755	$5,676	$5,798
Service revenues	953	899	925

Total sales and service revenues	6,708	6,575	6,723
Cost of sales and service revenues
Cost of product sales	4,827	4,794	5,042
Cost of service revenues	802	777	789
Income (loss) from operating investments, net	18	20	19
General and administrative expenses	739	634	670
Goodwill impairment	—	290	—

Operating income (loss)	358	100	241
Other income (expense)
Interest expense	(117)	(104)	(40)
Other, net	—	—	(2)

Earnings (loss) before income taxes	241	(4)	199
Federal income taxes	95	96	68

Net earnings (loss)	$146	$(100)	$131

Basic earnings (loss) per share	$2.96	$(2.05)	$2.68
Weighted-average common shares outstanding	49.4	48.8	48.8

Diluted earnings (loss) per share	$2.91	$(2.05)	$2.68
Weighted-average diluted shares outstanding	50.1	48.8	48.8

Net earnings (loss) from above	$146	$(100)	$131
Other comprehensive income (loss)
Change in unamortized benefit plan costs	(605)	(538)	4
Tax benefit (expense) on change in unamortized benefit plan costs	241	208	9

Other comprehensive income (loss), net of tax	(364)	(330)	13

Comprehensive income (loss)	$(218)	$(430)	$144

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
($ in millions)	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,057	$915
Accounts receivable, net	905	711
Inventoried costs, net	288	380
Deferred income taxes	213	232
Prepaid expenses and other current assets	21	30

Total current assets	2,484	2,268
Property, Plant, and Equipment
Land and land improvements	314	305
Buildings and leasehold improvements	1,486	1,431
Machinery and other equipment	1,339	1,258
Capitalized software costs	208	199

	3,347	3,193
Accumulated depreciation and amortization	(1,313)	(1,160)

Property, plant, and equipment, net	2,034	2,033
Other Assets
Goodwill	881	881
Other purchased intangibles, net of accumulated amortization of $391 in 2012 and $372 in 2011	548	567
Pension plan assets	—	64
Debt issuance costs	39	48
Long-term deferred tax asset	329	159
Miscellaneous other assets	77	49

Total other assets	1,874	1,768

Total assets	$6,392	$6,069

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION - CONTINUED

	December 31
($ in millions)	2012	2011
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	377	380
Current portion of long-term debt	51	29
Current portion of workers’ compensation liabilities	216	201
Current portion of postretirement plan liabilities	166	172
Accrued employees’ compensation	235	221
Advance payments and billings in excess of revenues	134	101
Other current liabilities	205	268

Total current liabilities	1,384	1,372
Long-term debt	1,779	1,830
Other postretirement plan liabilities	799	662
Pension plan liabilities	1,301	936
Workers’ compensation liabilities	403	361
Other long-term liabilities	59	49

Total liabilities	5,725	5,210
Commitments and Contingencies (Note 14)
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 49.6 million and 48.8 million issued and outstanding as of December 31, 2012 and 2011, respectively	—	—
Additional paid-in capital	1,894	1,867
Retained earnings (deficit)	—	(146)
Treasury Stock	(1)	—
Accumulated other comprehensive income (loss)	(1,226)	(862)

Total stockholders’ equity	667	859

Total liabilities and stockholders’ equity	$6,392	$6,069

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2012	2011	2010
Operating Activities
Net earnings (loss)	$146	$(100)	$131
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	165	164	160
Amortization of purchased intangibles	19	20	23
Amortization of debt issuance costs	9	6	—
Stock-based compensation	41	42	—
Deferred income taxes	79	23	(21)
Goodwill impairment	—	290	—
Change in
Accounts receivable	(194)	17	(190)
Inventoried costs	116	(87)	5
Prepaid expenses and other assets	6	(30)	2
Accounts payable and accruals	(14)	50	205
Retiree benefits	(43)	132	39
Other non-cash transactions, net	2	1	5

Net cash provided by (used in) operating activities	332	528	359
Investing Activities
Additions to property, plant, and equipment	(162)	(197)	(191)
Other investing activities, net	—	—	2

Net cash provided by (used in) investing activities	(162)	(197)	(189)
Financing Activities
Proceeds from issuance of long-term debt	—	1,775	—
Repayment of long-term debt	(29)	(22)	—
Debt issuance costs	—	(54)	—
Dividends paid	(5)	—	—
Repurchases of common stock	(1)	—	—
Proceeds from stock options exercises	7	2	—
Proceeds from issuance of note payable to former parent	—	—	178
Repayment of notes payable to former parent and accrued interest	—	(954)	(178)
Dividend to former parent in connection with spin-off	—	(1,429)	—
Net transfers from (to) former parent	—	1,266	(170)

Net cash provided by (used in) financing activities	(28)	584	(170)

Change in cash and cash equivalents	142	915	—
Cash and cash equivalents, beginning of period	915	—	—

Cash and cash equivalents, end of period	$1,057	$915	$—

Supplemental Cash Flow Disclosure
Cash paid for income taxes	$28	$46	$—
Cash paid for interest	$111	$64	$16
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$20	$48	$44

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “adjusted segment operating income,” “adjusted segment operating margin,” “pension-adjusted total operating income,” “pension-adjusted operating margin,” “pension-adjusted net earnings,” and “pension-adjusted diluted earnings per share.”

Segment operating income is defined as operating income before the FAS/CAS Adjustment and deferred state income taxes.

Segment operating margin is segment operating income as a percentage of total sales and service revenues.

Adjusted segment operating income is defined as segment operating income as adjusted for the impact of the goodwill impairment charge in 2011.

Adjusted segment operating margin is defined as adjusted segment operating income as a percentage of segment sales and service revenues.

Pension-adjusted total operating income is defined as total operating income adjusted for the impact of the goodwill impairment charge in 2011 and the FAS/CAS Adjustment.

Pension-adjusted operating margin is defined as pension-adjusted total operating income as a percentage of total sales and service revenues.

Pension-adjusted net earnings is defined as net income adjusted for the impact of the goodwill impairment charge in 2011 and the tax adjusted FAS/CAS Adjustment.

Pension-adjusted diluted earnings per share is defined as pension-adjusted net earnings divided by the adjusted weighted-average diluted common shares outstanding.

Segment operating income and segment operating margin are two of the key metrics we use to evaluate operating performance because they exclude items that do not affect segment performance. We believe adjusted segment operating income, adjusted segment operating margin, pension-adjusted total operating income, pension-adjusted operating margin, pension-adjusted net earnings and pension-adjusted diluted earnings per share are also useful metrics because they exclude non-operating items that we do not consider indicative of our core operating performance. Therefore, we believe it is appropriate to disclose these measures to help investors analyze our operating performance. However, these measures are not measures of financial performance under GAAP and may not be defined or calculated by other companies in the same manner.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended December 31		Year Ended December 31
$ in millions	2012	2011	2012	2011
Sales and Service Revenues
Ingalls	$722	$676	$2,840	$2,885
Newport News	1,122	1,078	3,940	3,766
Intersegment eliminations	(21)	(19)	(72)	(76)

Total sales and service revenues	$1,823	$1,735	$6,708	$6,575

Operating Income (Loss)
Ingalls	$38	$25	$97	$(220)
As a percentage of revenues	5.3%	3.7%	3.4%	nm
Newport News	102	102	360	342
As a percentage of revenues	9.1%	9.5%	9.1%	9.1%

Total Segment Operating Income (Loss)	140	127	457	122
As a percentage of revenues	7.7%	7.3%	6.8%	1.9%
Non-segment factors affecting operating income
FAS/CAS Adjustment	(25)	(7)	(80)	(23)
Deferred state income taxes	(9)	1	(19)	1

Total operating income (loss)	$106	$121	$358	$100

Interest expense	(29)	(29)	(117)	(104)
Federal income taxes	(27)	(25)	(95)	(96)

Total net earnings (loss)	$50	$67	$146	$(100)

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Adjusted Segment Operating Income, Adjusted Segment Operating Margin, Pension-adjusted Total Operating Income and Pension-adjusted Operating Margin

	Three Months Ended December 31		Year Ended December 31
$ in millions	2012	2011	2012	2011
Adjusted Segment Operating Income (Loss)
Operating Income (Loss)	$106	$121	$358	$100
As a percentage of revenues	5.8%	7.0%	5.3%	1.5%
Non-segment factors affecting operating income
FAS/CAS Adjustment	25	7	80	23
Deferred state income taxes	9	(1)	19	(1)

Total Segment Operating Income (Loss)	$140	$127	$457	$122
As a percentage of revenues	7.7%	7.3%	6.8%	1.9%

Ingalls	$38	$25	$97	$(220)
Adjustment for non-cash goodwill impairment	—	(10)	—	290

Adjusted Ingalls	38	15	97	70
As a percentage of revenues	5.3%	2.2%	3.4%	2.4%
Newport News	102	102	360	342
As a percentage of revenues	9.1%	9.5%	9.1%	9.1%

Adjusted Segment Operating Income (Loss)	140	117	457	412
As a percentage of revenues	7.7%	6.7%	6.8%	6.3%

Pension-adjusted Total Operating Income (Loss)
Operating Income (Loss)	$106	$121	$358	$100
As a percentage of revenues	5.8%	7.0%	5.3%	1.5%
Adjustment for non-cash goodwill impairment	—	(10)	—	290
FAS/CAS Adjustment	25	7	80	23

Pension-adjusted Total Operating Income (Loss)	$131	$118	$438	$413
As a percentage of revenues	7.2%	6.8%	6.5%	6.3%

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Pension-adjusted Net Earnings and Pension-adjusted Diluted Earnings per Share

	Three Months Ended December 31		Year Ended December 31
$ in millions	2012	2011	2012	2011
Pension-adjusted Net Earnings (Loss)
Net Earnings (Loss)	$50	$67	$146	$(100)
Adjustment for non-cash goodwill impairment	—	(10)	—	290
After-tax FAS/CAS Adjustment[1]	16	5	52	15

Pension-adjusted Net Earnings (Loss)	66	62	198	205

Per Share Amounts
Weighted-Average Diluted Shares Outstanding	50.8	49.7	50.1	48.8
Dilutive impact excluded due to net loss position	—	—	—	0.6

Adjusted Weighted-Average Diluted Shares Outstanding[2]	50.8	49.7	50.1	49.4

Pension-adjusted Diluted EPS
Diluted earnings (loss) per share	$0.98	$1.35	$2.91	$(2.05)
Non-cash goodwill impairment per share	—	(0.20)	—	5.94
After-tax FAS/CAS Adjustment per share	0.32	0.10	1.04	0.31
Impact of Adjusted Weighted-Average Diluted Shares Outstanding	—	—	—	(0.05)

Pension-adjusted Diluted EPS	$1.30	$1.25	$3.95	$4.15

[1]	Tax effected at 35% federal statutory tax rate.
[2]

Adjusted diluted average common shares outstanding is a non-GAAP measure defined as weighted average common shares outstanding plus the dilutive effect of stock options and stock awards. This measure has been provided for consistency and comparability of the 2011 results with earnings per share from 2012.

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com